Exhibit 99

For Further Information:

Steven R. Lewis, President & CEO

David L. Mead, Chief Financial Officer

(330) 373-1221 Ext. 2279

First Place Financial Corp. Announces 12% Increase in Cash Dividend

Warren, Ohio, July 22, 2003 – At its regular meeting held July 22, 2003, the Board of Directors of First Place Financial Corp. (NASDAQ: FPFC) declared a regular quarterly per share cash dividend of $0.14, payable on August 14, 2003, to shareholders of record as of the close of business on July 31, 2003. The dividend represents a 12% increase over that paid in the previous quarter and a projected annual cash dividend of $0.56.

President and CEO Steven R. Lewis commented, “We are pleased that our strong financial performance has enabled us to offer our shareholders a higher return. Dividends have become increasingly valued in today’s interest rate and tax environment. Along with stock repurchase activity, we view dividends as an important component of our ongoing commitment to enhance shareholder value.”

About First Place Financial Corp.

First Place Financial Corp. is a $1.6 billion financial services holding company headquartered in Warren, Ohio. First Place Financial Corp. includes First Place Bank, with 24 retail locations and 12 loan production offices throughout the state of Ohio; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplacebank.net.

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.